Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated October 11, 2022 (November 18, 2022, as to the convenience translation disclosed in Note 2) relating to the financial statements of Hesai Group, appearing in the Registration Statement on Form F-1 (No. 333-269247) of Hesai Group. We also consent to the reference to us under the heading "Experts" in the Registration Statement on Form F-1 including amendments (No. 333-269247) incorporated by reference in this Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

February 8, 2023